Exhibit (c)(9) Project Cactus Discussion Materials December 10, 2022

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Cactus (the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at the Special Committee’s direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

Overview Of Bonsai's 11/29 Proposal

Proposal Overview

Headline Offer	▪ Proposal to acquire all Class A shares not owned by Bonsai (~28.2mm as of November 28, 2022), including any Class A shares issued upon redemption of Class B shares ▪ Purchase price of $8.05 per share in cash ▪ Estimated equity consideration of ~$227mm based on Class A share count as of November 28, 2022, including cashed-out Director RSU Awards, but not including any Class A shares that may be issued upon redemption of Class B shares
Transaction Structure	▪ Reverse triangular merger ▪ Bonsai will deliver shareholder approval by written consent promptly following signing; no majority of minority approval required
Transaction Sources and Uses of Funds	▪ Funded by full equity backstop from Bonsai Capital Partners Fund 3 ▪ Class B shares that do not elect to participate will remain outstanding
Treatment of Equity Awards	▪ All outstanding options, RSUs, and Profit Unit awards to remain outstanding, whether vested or unvested, except that RSUs held by any director who is not an employee of the Company, Bonsai or any of their respective affiliates will be accelerated and settled in cash at closing
Closing Conditions	▪ Limited closing conditions ▪ Reasonable best efforts to obtain regulatory approvals
Termination	▪ $5.5mm termination fee
Timing	▪ Outside Date of 6/14/23

Implied Offer Metrics

Offer Price		**$8.05**
% Premium / (Discount) to:		
Current Price (12/9/22)	$6.50	+24%
Closing Price Prior to 10/24 Proposal	$5.03	+60%
20-Day VWAP[1]	$6.71	+20%
Price Before BBG Rumor (10/10/22)[2]	$7.35	+10%
Implied Equity Value		**$2,339**
Plus: Net Debt[3]		1,409
Implied Enterprise Value		**$3,748**
Implied EV / EBITDA (Management)		
2022E	($1)	n.a.[4]
2023E	130	28.8x
2024E	213	17.6x
Implied EV / EBITDA (Consensus)		
2022E	$37	100.1x
2023E	151	24.9x
2024E	164	22.8x

Source: Management Outlook and FactSet as of December 9, 2022.
Note: Dollars in millions, except per share amounts. Terms reflect Draft Merger Agreement as of December 8, 2022.
(1) Reflects 20 trading days as of day of 10/24 Bonsai proposal – reflects market close prior to Bonsai proposal. (2) On October 11, 2022, a Bloomberg article leaked speculating a possible takeover approach followed by speculation of a financing transaction. (3) Net debt excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. (4) Negative multiples presented as "n.a.".

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Valuation Analysis Methodology Selected Metric Implied Share Price $8.05 (11/29 Bonsai Proposal) Illustrative Discounted Cash Flow Analysis WACC: 9.50%-11.00% (Incl. Value of Tax PGR: 2.0%-3.0% (1,2) $5.92 $9.79 Attributes) $4.31 $7.96 Selected Public Enterprise Value / FY'24E (1) Comparables Analysis EBITDA: 12.5x-17.5x $5.03 $12.93 52-Week Closing Share Low (10/24/22): $5.03 Price Range High (12/31/21): $12.93 $8.00 $2.75 (3) Low (Citi): $2.75 Analyst Price Targets High (Keybanc): $8.00 Source: Management Outlook and FactSet as of December 9, 2022. (1) Reflects net debt of $1,409mm, excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. 3 (2) Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (5.08%) and midpoint of WACC range (10.25%). (3) Reflects share price targets as of October 24, 2022 (market close prior to the 10/24 Bonsai proposal). For Reference Only

Supporting Materials

Discounted Cash Flow Analysis Management Outlook Management Extrapolation Fiscal Year Ending September, Terminal 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E Year Revenue $1,450 $1,710 $1,886 $2,070 $2,274 $2,445 $2,591 $2,716 $2,811 $2,881 $2,881 Growth (%) (8.6%) 17.9% 10.3% 9.8% 9.8% 7.5% 6.0% 4.8% 3.5% 2.5% Gross Profit $537 $665 $743 $866 $997 $1,077 $1,146 $1,206 $1,253 $1,289 $1,289 Margin (%) 37.0% 38.9% 39.4% 41.8% 43.8% 44.1% 44.2% 44.4% 44.6% 44.7% 44.7% Adjusted EBITDA $130 $213 $256 $350 $468 $505 $552 $596 $636 $672 $672 Illustrative Margin (%) 9% 12% 14% 17% 21% 21% 21% 22% 23% 23% 23% Discounted (–) D&A (66) (69) (71) (78) (85) (87) (90) (93) (96) (99) (86) Free Cash Adjusted EBIT $64 $144 $185 $273 $384 $419 $462 $504 $541 $574 $586 Flow (–) SBC (35) (26) (26) (28) (29) (31) (32) (33) (33) (34) (34) (–) Taxes (7) (28) (38) (59) (85) (93) (103) (113) (122) (130) (133) NOPAT $22 $90 $121 $186 $270 $295 $327 $358 $385 $411 $420 (–) CapEx (72) (77) (122) (81) (79) (73) (78) (81) (84) (86) (86) (–) Increase in NWC 61 16 2 29 8 (5) (7) (6) (5) (4) (4) (+) D&A 66697178858790939699 86 uFCF $77 $98 $71 $212 $283 $304 $332 $363 $392 $419 $416 (1) PV of FCF $73 $85 $56 $151 $183 $178 $176 $175 $171 $166 $165 Implied TEV Implied Share Price Implied Exit Multiple PGR PGR PGR WACC 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% Illustrative 9.50% $3,863 $4,042 $4,248 $8.44 $9.04 $9.74 8.8x 9.5x 10.2x Sensitivities 10.25% 3,452 3,590 3,748 7.04 7.51 8.05 8.0x 8.6x 9.2x 11.00% 3,111 3,220 3,343 5.88 6.25 6.67 7.4x 7.9x 8.4x Excludes Present Value of Tax Source: Management Outlook and Management Extrapolations. (2) Attributes of ~$0.05 Note: Dollars in millions. Reflects Cactus balance sheet as of September 30, 2022. 5 (1) Based on midpoint of WACC range. (2) Tax attributes under Cactus’s tax receivable agreement and utilization of NOLs are analyzed separately. Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (5.08%) and midpoint of WACC range (10.25%).

Valuation Of Cactus Tax Attributes Cash Flow Benefit of Tax Receivable Assets (TRAs) and Net Operating Losses (NOLs) 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E+ Total TRA Benefit $0.0 $0.1 $0.6 $1.1 $1.7 $1.0 $0.7 $6.0 TRA Cash Flow (1) (x) 15% 15% 15% 15% 15% 15% 15% 15% 15% Benefit to Cactus TRA Benefit to Cactus $0.01 $0.02 $0.09 $0.16 $0.26 $0.15 $0.10 $0.90 Memo: Taxable Income ($15) ($4) $6 $33 $45 $49 $54 Cash Flow Value of NOLs Used – – $5 $26 $36 $10 – Tax Shield from NOLs (x) Tax Rate 24% 24% 24% 24% 24% 24% 24% NOL Benefit – – $1.21 $6.34 $8.68 $2.34 – Discount PV of Implied Value Rate Tax Attr. Per Share (2) 5.08% $0.01 $0.01 $1.12 $5.33 $6.97 $1.85 $0.07 $0.51 $15.95 $0.05 Present Value of Tax Attributes 7.67% $0.01 $0.01 $1.04 $4.84 $6.18 $1.60 $0.06 $0.39 $14.19 $0.05 (3) 10.25% $0.01 $0.01 $0.97 $4.40 $5.49 $1.39 $0.05 $0.30 $12.67 $0.04 Source: Management figures. Note: Dollars in millions. (1) 15% represents the TRA cash flow benefit retained by Cactus. 6 (2) Reflects after-tax cost of debt. (3) Reflects midpoint of WACC range.

WACC Analysis

Peer Unlevered Beta					
	2-Year Weekly Beta		Market	Debt	Debt /
Peer	Levered[1]	Unlevered[2]	Cap ($bn)	($bn)	Equity
Stanley Black & Decker	1.00	0.65	$11.8	$8.0	67%
Whirlpool	1.05	0.61	8.0	7.5	94%
Newell Brands	1.07	0.59	5.6	5.8	104%
Groupe SEB	0.76	0.45	4.7	4.3	92%
Electrolux	1.13	0.76	4.1	2.7	65%
Yeti	1.63	1.60	3.9	0.1	3%
Thule Group	1.36	1.24	2.5	0.3	12%
Spectrum Brands	1.17	0.58	2.5	3.2	128%
Helen of Troy	0.89	0.64	2.4	1.2	49%
Traeger	*n.m. (July 2021 IPO)*				
Average	**1.12**	**0.79**			**68%**
Median	**1.07**	**0.64**			**67%**
Cactus[3]	***0.92***	***0.53***	***$1.5***	***$1.4***	***99%***

Illustrative WACC Sensitivity Analysis				
D / E	D / TEV	*Unlevered Beta*		
Value	Value	*0.64*	*0.74*	*0.84*
50%	*33%*	*9.5%*	*10.2%*	*10.9%*
65%	*39%*	*9.5%*	*10.1%*	*10.8%*
80%	*44%*	*9.4%*	*10.1%*	*10.7%*

Cost of Equity	
Risk-Free Rate[4]	3.8%
Median Beta[5]	0.64
Target Debt / Equity[5]	67.5%
Levered Beta[6]	0.97
Historical Risk Premium[7]	7.5%
Size Premium[8]	1.3%
Cost of Equity	**12.4%**
Cost of Debt	
Pre-Tax Cost of Debt[9]	6.7%
Tax Rate[10]	24.0%
After-Tax Cost of Debt	**5.1%**
% Equity	*59.7%*
% Debt	*40.3%*
WACC[11]	**9.4%**

Source: Duff & Phelps, Company filings, Bloomberg and FactSet as of December 9, 2022.
Note: Cactus market data as of October 24, 2022.
(1) Represents 2 year, weekly adjusted Beta relative to the local index. (2) Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). (3) Cactus IPO'd on August 5, 2021 – reflects betas since IPO until October 24, 2022 (close prior to Bonsai Proposal). Cactus Beta not considered in analysis given recent IPO and low public float. (4) Reflects 20-year U.S. government bond yield as of December 9, 2022. (5) Represents peer median. (6) Levered Beta = (Unlevered Beta)*(1+(1-Tax Rate)*(Debt/Equity)). (7) Represents long-horizon historical equity risk premium per Duff & Phelps 2021. (8) Represents size premium for companies with market capitalizations between $1.3bn and $2.2bn per Duff & Phelps 2021. (9) Based on ICE BofA BB US Corporate Index. (10) Cactus tax rate based on Management Outlook. Tax rate for each peers is based on corporate tax rate in the country of domicile. (11) WACC equals ((Debt/Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

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7

Trading Comps and Historical Performance Benchmarking

EV / EBITDA Multiples				*2019A-2021A Metrics*						*Net Leverage*	
EV / '23E EBITDA		**EV / '24E EBITDA**		**Revenue CAGR**		**EBITDA Margin Exp.**		**2021A EBITDA Margin**		**FY'23E Net Leverage**	
Management	**22.0x**	**Consensus**	**17.4x**	Traeger[3]	47%	Thule Group	+6pp	Thule Group	25%	**Management**	**10.8x**
Consensus	**19.0x**	Thule Group	14.5x	Yeti	25%	Whirlpool	+4pp	Yeti	23%	**Consensus**	**9.3x**
Traeger	17.6x	**Management**	**13.5x**	**Management**	**24%**	Yeti	+4pp	Stanley Black & Decker	17%	Traeger	9.1x
Thule Group	16.1x	Traeger	12.6x	**Consensus**	**24%**	Electrolux	+2pp	Helen of Troy	16%	Spectrum Brands	5.1x
Stanley Black & Decker	11.5x	Yeti	9.6x	Thule Group	21%	Stanley Black & Decker	+2pp	**Management**	**15%**	Stanley Black & Decker	4.3x
Yeti	11.1x	Stanley Black & Decker	9.3x	Helen of Troy	15%	**Management**	**+1pp**	**Consensus**	**15%**	Newell Brands	4.2x
Helen of Troy	10.3x	Helen of Troy	9.2x	Stanley Black & Decker[4]	9%	**Consensus**	**+1pp**	Traeger	15%	Helen of Troy	3.3x
Spectrum Brands[1]	9.5x	Spectrum Brands[1]	8.6x	Spectrum Brands[4]	6%	Spectrum Brands	+0pp	Spectrum Brands	14%	Whirlpool	3.1x
Newell Brands	8.8x	Newell Brands	8.3x	Newell Brands[5]	5%	Groupe SEB	(0pp)	Whirlpool	14%	Groupe SEB	2.8x
Groupe SEB	8.1x	Groupe SEB	7.3x	Groupe SEB	3%	Helen of Troy	(1pp)	Newell Brands	14%	Electrolux	1.7x
Whirlpool[2]	7.2x	Whirlpool[2]	7.0x	Whirlpool	3%	Traeger[3]	(1pp)	Groupe SEB	13%	Thule Group	1.3x
Electrolux	5.8x	Electrolux	4.8x	Electrolux	2%	Newell Brands[6]	n.a.	Electrolux	10%	Yeti	0.1x
75th Percentile	**11.4x**		**9.5x**		**19%**		**+4pp**		**17%**		**4.3x**
Median	**9.9x**		**8.9x**		**8%**		**+2pp**		**14%**		**3.2x**
25th Percentile	**8.3x**		**7.6x**		**4%**		**(0pp)**		**14%**		**2.0x**

Source: Management Outlook and FactSet as of December 9, 2022.
Note: Figures on Cactus's fiscal year, unless otherwise noted. Cactus market data as of October 24, 2022.
(1) Adjusted to reflect HHI transaction. (2) Pro forma for InSinkErator transaction. (3) Figures on Traeger's fiscal year due to lack of data. (4) Reflects annualized organic growth figures. (5) Figure reflects annualized core sales growth on Newell's fiscal year (FYE December 31). (6) Excluded due to noise surrounding divestitures of Pure Fishing, Jostens and The Waddington group.

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8

Trading Comps and Projected Performance Benchmarking

EV / EBITDA Multiples				*2021A-2024E Expected Metrics*						*Net Leverage*	
EV / '23E EBITDA		**EV / '24E EBITDA**		**Revenue CAGR**		**EBITDA Margin Exp.**		**2023E EBITDA Margin**		**FY'23E Net Leverage**	
Management	**22.0x**	**Consensus**	**17.4x**	Yeti	13%	Helen of Troy	+1pp	Yeti	20%	**Management**	**10.8x**
Consensus	**19.0x**	Thule Group	14.5x	Stanley Black & Decker	5%	Newell Brands[3]	+0pp	Thule Group	19%	**Consensus**	**9.3x**
Traeger	17.6x	**Management**	**13.5x**	Electrolux	4%	Spectrum Brands	(1pp)	Helen of Troy	17%	Traeger	9.1x
Thule Group	16.1x	Traeger	12.6x	Groupe SEB	3%	Groupe SEB	(1pp)	Newell Brands	13%	Spectrum Brands	5.1x
Stanley Black & Decker	11.5x	Yeti	9.6x	Helen of Troy	(0%)	Electrolux	(1pp)	Spectrum Brands	13%	Stanley Black & Decker	4.3x
Yeti	11.1x	Stanley Black & Decker	9.3x	Traeger	(1%)	Yeti	(2pp)	Groupe SEB	11%	Newell Brands	4.2x
Helen of Troy	10.3x	Helen of Troy	9.2x	Thule Group	(2%)	**Management**	**(3pp)**	**Consensus**	**11%**	Helen of Troy	3.3x
Spectrum Brands[1]	9.5x	Spectrum Brands[1]	8.6x	Spectrum Brands	(2%)	Whirlpool[2]	(4pp)	Stanley Black & Decker	11%	Whirlpool	3.1x
Newell Brands	8.8x	Newell Brands	8.3x	Newell Brands[3]	(4%)	Stanley Black & Decker	(4pp)	Whirlpool	10%	Groupe SEB	2.8x
Groupe SEB	8.1x	Groupe SEB	7.3x	**Management**	**(5%)**	**Consensus**	**(4pp)**	**Management**	**9%**	Electrolux	1.7x
Whirlpool[2]	7.2x	Whirlpool[2]	7.0x	Whirlpool[2]	(5%)	Thule Group	(5pp)	Traeger	8%	Thule Group	1.3x
Electrolux	5.8x	Electrolux	4.8x	**Consensus**	**(10%)**	Traeger	(5pp)	Electrolux	8%	Yeti	0.1x
75th Percentile	**11.4x**		**9.5x**		**3%**		**(1pp)**		**16%**		**4.3x**
Median	**9.9x**		**8.9x**		**(1%)**		**(2pp)**		**12%**		**3.2x**
25th Percentile	**8.3x**		**7.6x**		**(2%)**		**(4pp)**		**10%**		**2.0x**

Source: Management Outlook and FactSet as of December 9, 2022.
Note: Figures on Cactus's fiscal year. Cactus market data as of October 24, 2022.
(1) Adjusted to reflect HHI transaction.
(2) Pro forma for InSinkErator transaction.
(3) Not pro forma for CH&S divesture.

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Analyst Price Targets Analyst Sentiment Over Time Wall Street Price Targets # of Analysts 88877 100% $8.00 $19 $16 $6.00 $18 80% 100% 57% $5.00 75% $11 100% 60% 63% $4.00 $10 $8 $9 40% $4.00 $8 (1) $7 $4 20% 38% $3.00 25% 43% $2.75 0% Oct-21 Jan-22 Apr-22 Jul-22 Current Memo: Analyst Price Target Statistics n.a. Median $19 $16 $11 $8 $4 Median: % Premium +8% +55% +16% +7% (38%) $4.00 Buy Hold Sell Price Tgt. Price Buy Hold Sell 10 Source: Wall Street research and FactSet as of October 24, 2022 (market close prior to 10/24 Bonsai proposal). (1) Reflects share price as of December 9, 2022. % of Analyst Sentiment